Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 17, 2017 with respect to the abbreviated statements of the Power Controls and Vehicle Technologies Lines of Business of Enovation Controls, LLC included in the Current Report of Sun Hydraulics Corporation on Form 8-K/A, as filed on February 17, 2017, as of December 5, 2016, and for the nine month period ended September 30, 2016 and the years ended December 31, 2015 and December 31, 2014, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

January 29, 2018